Exhibit 99.1

News Release

For Immediate Release

OvaScience Provides Business Update and Outlines 2015 Corporate Progress

- Company Achieves 2015 OvaPrime and OvaTure Treatment Goals -

WALTHAM, Mass., December 7, 2015 — OvaScienceSM (NASDAQ: OVAS), a global fertility company focused on the discovery, development and commercialization of new treatment options, today announced the Company has achieved its 2015 corporate goals for the OvaPrimeSM and OvaTureSM fertility treatments.

•                  OvaPrime Treatment Preceptorship Program

OvaScience commenced a non-commercial preceptorship program with the OvaPrime treatment at an in vitro fertilization (IVF) clinic outside of the United States to gain insight into the clinical efficacy and feasibility of the treatment. The Company expects that physicians using the treatment will report patient experiences by the end of 2016, as clinically meaningful information becomes available.

The OvaPrime treatment is a potential fertility treatment that could enable a woman to increase her egg reserve. Approximately 25 percent of women who seek IVF treatment do not make enough or any eggs and therefore are not candidates for IVF. The OvaPrime treatment is designed to transfer a patient’s egg precursor (EggPCSM) cells, immature egg cells found inside the protective ovarian lining, to the patient’s ovaries, where they may mature into fertilizable eggs during a standard IVF process.

•                  OvaTure Treatment Clinical Development Strategy

OvaScience has also defined the process for maturing EggPC cells that is required for OvaTure development. Maturation of EggPC cells to eggs in vitro, or outside the body, would eliminate the need for the hormone hyperstimulation currently required for IVF. The Company’s progress in developing the OvaTure treatment has provided important insights that enabled the treatment to move into clinical translation.

The OvaTure treatment is a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections by maturing her EggPC cells into eggs outside the body. It may be an option for women with compromised eggs, who are unable to make eggs or who may be unwilling or unable to undergo hormone hyperstimulation, such as women diagnosed with cancer.

•                  AUGMENT Treatment

Since its introduction in select international IVF clinics, the AUGMENT treatment has resulted in positive patient experiences for poor prognosis patients, including the births of 22 babies. The clinical experience with the treatment was published in three journals, including a recent review of EggPC cell mitochondria.(i), (ii), (iii)

The AUGMENT treatment is designed to improve egg health by supplementing a woman’s mature eggs with EggPC cell mitochondria during IVF. The treatment is not available in the U.S.

•                  Investor Day

The Company has rescheduled its Investor Day to the first half of 2016 and will present at the Oppenheimer 26th Annual Healthcare Conference in December 2015 and at the J.P. Morgan Healthcare Conference in January 2016.

“The promising development of our OvaPrime and OvaTure fertility treatment programs represent new options for women who would like to have their own children but are unable to undergo IVF due to a lack of eggs, as well as those who do not want to endure hormone treatments,” said Michelle Dipp, M.D., Ph.D., Chief Executive Officer of OvaScience. “In addition, based on our learnings in 2015, we continue to adapt our commercial operations and infrastructure focused on driving the future commercial success of our AUGMENT treatment. We look forward to providing further details in 2016.”

About OvaScience

OvaScience (NASDAQ: OVAS) is a global fertility company dedicated to improving treatment options for women around the world. OvaScience is discovering, developing and commercializing new fertility treatments because we believe women deserve more options. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining. The AUGMENTSM treatment, a fertility option specifically designed to improve egg health, is available in certain IVF clinics in select international regions. OvaScience has commenced a preceptorship program with the OvaPrimeSM treatment, which could increase a woman’s egg reserve, and is developing the OvaTureSM treatment, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections. OvaScience treatments are not available in the United States. For more information, please visit www.ovascience.com  and www.augmenttreatment.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the AUGMENT treatment and two fertility treatments in development, including statements relating to our expectation that physicians using the OvaPrime treatment will report patient experiences by the end of 2016 as clinically meaningful information becomes available. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the possibility that an insufficient number of patients will undergo or complete treatment in the OvaPrime preceptorship program for physicians to report clinically meaningful information about patient experiences by the end of 2016; the possibility that international IVF clinics that commence an OvaPrime preceptorship program may determine not to provide or continue providing the OvaPrime treatment based on clinical efficacy or feasibility, safety or commercial, logistic or other reasons; the possibility that international IVF clinics that we work with may determine not to begin or continue providing the AUGMENT treatment for commercial or other reasons; our expectation that the AUGMENT treatment and OvaPrime treatment meet the requirements of a class of products exempt from premarket review and approval under applicable regulations in those countries where we have launched or plan to introduce the AUGMENT treatment and plan to introduce the OvaPrime treatment; the commercial ramp up of the AUGMENT treatment; the science underlying our treatment and treatments in development (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; our ability to obtain regulatory approval where necessary for our potential treatments; our ability to develop our potential treatments, including the OvaPrime and OvaTure treatments, on the timelines we expect, if at all; our ability to commercialize the AUGMENT treatment and our potential treatments, including the OvaPrime treatment, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Contacts:

Media

Cara Mayfield

Director, Corporate Communications

cmayfield@ovascience.com

617-714-9638

or

Michael Devine
michael.devine@fleishman.com

212-453-2324

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(i)  Fakih, M. et al. Journal of Fertilization: In Vitro, IVF-Worldwide, Reproductive Medicine, Genetics & Stem Cell Biology, 2015.

(ii)  Oktay, K. et al. Reproductive Sciences, 2015.

(iii)  Woods, D. et al. Seminars in Reproductive Medicine, 2015.